Exhibit 10.1
EXECUTION VERSION
TRANSITION SERVICES AGREEMENT
          This Transition Services Agreement (“Agreement”) is dated as of May 1, 2008, between Cadbury Schweppes plc, a United Kingdom public limited company (“Cadbury”), and Dr Pepper Snapple Group, Inc., a Delaware corporation (“DPS”).
RECITALS
          WHEREAS, the board of directors of Cadbury has determined that it is in the best interests of Cadbury and its shareholders to separate Cadbury into two separate, publicly traded companies, which shall operate the Cadbury plc Business and the Beverages Business, respectively (the “Separation”); and
          WHEREAS, Cadbury plc, a United Kingdom public limited company, and DPS have entered into a Separation and Distribution Agreement (the “Separation Agreement”), dated as of May 1, 2008, which sets forth, among other things, the assets, liabilities, rights and obligations of each of the parties thereto following the Separation; and
          WHEREAS, in connection with the Separation, Cadbury will continue to provide, or cause to be provided, to DPS, and DPS will continue to provide, or cause to be provided, to Cadbury, certain services for a limited period of time after the Separation pursuant to this Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the signatories covenant and agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 . Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Separation Agreement. The following terms used herein shall have the following meanings:
          “Affiliate” shall have the meaning set forth in the Separation Agreement and for purposes of this Agreement, shall refer to Cadbury’s Affiliates or DPS’ Affiliates, as the case may be, post-Separation.
          “Cadbury Providing Party” shall have the meaning set forth in Section 5.2.
          “Cadbury Receiving Party” shall have the meaning set forth in Section 5.6.
          “Cadbury Services” shall have the meaning set forth in Section 2.1.
          “Confidential Information” shall have the meaning set forth in Section 2.5(a).
          “Consents” shall have the meaning set forth in Section 2.3.

          “Disclosing Party” shall have the meaning set forth in Section 2.5(a).
          “DPS Providing Party” shall have the meaning set forth in Section 5.5.
          “DPS Receiving Party” shall have the meaning set forth in Section 5.3.
          “DPS Services” shall have the meaning set forth in Section 2.2.
          “Force Majeure Event” shall have the meaning set forth in Section 9.1.
          “Incoming Service Fee” shall have the meaning set forth in Section 4.1.
          “Indemnified Party” shall have the meaning set forth in Section 7.3.
          “Indemnifying Party” shall have the meaning set forth in Section 7.3.
          “Outgoing Service Fee” shall have the meaning set forth in Section 4.1.
          “Providing Party” shall have the meaning set forth in Section 3.2.
          “Receiving Party” shall have the meaning set forth in Section 3.2.
          “Recipient” shall have the meaning set forth in Section 2.5(a).
          “Representatives” shall have the meaning set forth in Section 2.5(a).
          “SAS” shall have the meaning set forth in Section 5.3.
          “Senior Managers” shall mean the individuals appointed by the Chief Legal Officers of each party hereto.
          “Services” shall have the meaning set forth in Section 2.2.
          “Transition Representative” shall mean Thomas Whitten, in the case of Cadbury, and Angie Wallander, in the case of DPS, or their respective replacements or designees.
          “VAT” shall have the meaning set forth in Section 4.1(c).
ARTICLE II
DESCRIPTION OF SERVICES; STANDARD OF PERFORMANCE
          Section 2.1 On the terms and subject to the conditions contained herein, Cadbury shall provide, or cause to be provided, to DPS and its Affiliates the services identified in Schedule A hereto, as such Schedule A may be from time to time supplemented or modified in accordance with the provisions of this Agreement (the “Cadbury Services”).

          Section 2.2 On the terms and subject to the conditions contained herein, DPS shall provide, or cause to be provided, to Cadbury and its Affiliates the services identified in Schedule B hereto, as such Schedule B may be from time to time supplemented or modified in accordance with the provisions of this Agreement (the “DPS Services”, and together with Cadbury Services, the “Services”).
          Section 2.3 . Each party shall, and shall cause its respective Affiliates to, provide the Services in a commercially reasonable manner and with reasonable skill and care. Notwithstanding the foregoing, the standard of care for provision of the Services shall in all material respects be no less than the level of care, skill and quality as are currently being provided to and by such party and its Affiliates and have been provided in the preceding twelve months, provided that, in the case where the Services are not currently being provided, each party shall provide the Services in a commercially reasonable manner and with reasonable skill and care. The relevant measurement of performance of the Services shall be the measurement metrics, if any, currently used by DPS and its Affiliates or by Cadbury and its Affiliates, as the case may be. Cadbury and DPS shall, and shall cause each of its Affiliates that is a Providing Party to, use commercially reasonable efforts to cooperate with each other in all matters relating to the provision of the Services. With respect to actions taken by the Receiving Party in connection with the Services received, the Receiving Party shall use the Services in a commercially reasonable manner in compliance with all applicable Laws. The Providing Party hereby grants the Receiving Party a license under all of its Intellectual Property used in the performance of Services solely to the extent required for the Receiving Party to receive the Services hereunder.
          Section 2.4 . Cadbury and DPS shall each use its (and shall cause its applicable Affiliates to use their) reasonable best efforts to obtain all required consents, licenses or approvals necessary to perform the Services (the “Consents”) (that have not already been procured prior to the Distribution Date) as soon as reasonably practicable following the date hereof; provided that, each party shall notify the other in writing of any terms to which a proposed Consent is to be subject and shall use its reasonable best efforts to agree with the relevant third party any reasonable amendments to a proposed Consent requested by Cadbury or DPS, as the case may be. If the parties are unable to obtain any required Consents, the parties shall negotiate in good faith reasonable modifications of the Services so that such Consents are not required.
          Section 2.5 . (a) Each party recognizes that in the performance of its obligations under this Agreement, or as a result of the parties’ ongoing relationship pursuant to this Agreement, non-public, confidential and/or proprietary information (“Confidential Information”) belonging or relating to the other party or its Affiliates (each, a “Disclosing Party”), including Confidential Information regarding the Services may be disclosed or become known to the other party or its Affiliates or its officers, directors, controlling persons, employees, lenders, agents, representatives, accountants and counsel (collectively, “Representatives”) (each, a “Recipient”). Each party acknowledges that all Confidential Information disclosed in connection with the provision of Services remains the property of the Disclosing Party. Unless otherwise expressed in writing to the other party, information, including any information expressed orally, that is exchanged between the parties or their respective Affiliates in connection with the performance of their respective obligations under this Agreement shall be presumed to be Confidential Information. Each party shall, and shall cause its Affiliates and Representatives to, keep the Disclosing Party’s Confidential Information confidential and take such precautions with respect to the Disclosing Party’s Confidential Information as it normally takes with its own non-public, confidential and/or proprietary information, which shall be no less than a reasonable standard of care under the circumstances. This obligation shall not apply to:
     (i) information that, at the time of disclosure, is in the public domain or generally known in the industry, other than as a result of a breach by the other party or its Affiliates or Representatives of any of the provisions of this Agreement or of any other duty of confidentiality owed to the other party or its Recipients;
     (ii) information that, after disclosure to the Recipient hereunder, is published or otherwise becomes part of the public domain or generally known in the industry through no fault of the party (or such party’s Recipients) to whom the information was disclosed;
     (iii) information that a party can demonstrate through its records was in its lawful possession or the lawful possession of a Recipient at the time such party received such information (except for Confidential Information regarding DPS or its Affiliates in Cadbury’s possession or Confidential Information regarding Cadbury or its Affiliates in the possession of Representatives that are transferred to DPS or its Affiliates, each of which shall continue to be confidential); and
     (iv) information that may be received by a Recipient in good faith from a source other than the Disclosing Party, which source either has no duty of confidentiality to such other party or, if such source does have a duty of confidentiality, the Recipient of such Confidential Information was unaware of or had no reasonable basis for knowing thereof (provided that, if a Recipient later becomes aware or reasonably should know of such duty, this exception shall no longer apply).
          (b) Each party shall inform any and all of its Recipients that receive Confidential Information of a Disclosing Party of the confidential and proprietary nature of such Confidential Information and shall inform such Recipients that such Confidential Information is to be kept strictly proprietary and confidential pursuant to the terms of this Agreement. Each party shall explain to each such Recipient his or her responsibilities and obligations under this Section 2.5, and shall establish commercially reasonable procedures to ensure that the Confidential Information is properly protected and monitored for purposes of adhering to the terms of this Section 2.5. Except to the extent otherwise specifically provided in this Section 2.5, the Confidential Information will be kept confidential by each party and its Recipients. Each party agrees to be responsible for any breach of this Section 2.5 by any of its Recipients.
          (c) Each party and its Recipients shall maintain, however, the right to disclose the Confidential Information of a Disclosing Party if required to do so by Law, subpoena or other legal process, provided that, in the case of any such potential disclosure pursuant to this Section 2.5(c), the Recipient shall provide the Disclosing Party with prompt notice of such requirement and shall use its reasonable best efforts to keep and assist the Disclosing Party in keeping it confidential by all appropriate means, and shall, to the extent reasonably practical, afford the

Disclosing Party the opportunity to contest the disclosure obligation and cooperate with any Recipients in seeking any such protective order or other appropriate legal remedy, in each case, at the Disclosing Party’s request and expense. If a Recipient finds it necessary to disclose any Confidential Information, such Person will disclose only that portion of the Confidential Information that it is advised in writing by counsel is legally required to be disclosed and will use its reasonable best efforts, at the Disclosing Party’s request and expense, to ensure that all Confidential Information so disclosed will be accorded confidential treatment.
          (d) Upon termination of this Agreement for any reason, no Recipient shall disclose nor make any further use of a Disclosing Party’s Confidential Information and upon written request shall immediately return or destroy all such Confidential Information as shall be in written or other tangible form (including all copies thereof), provided, however, that each party shall be entitled to retain one record copy in its legal department, to be held in strict confidence, subject to the above exceptions; and provided, further, that if such Confidential Information is destroyed, upon written request, shall certify the same to the Disclosing Party.
          (e) The parties acknowledge that in the event of any breach or threatened breach of this Agreement pertaining to Confidential Information, the non-breaching party will not have an adequate remedy at law and may suffer irreparable injury as a result of any such breach. Therefore, in the event of any such breach or threatened breach, the non-breaching party shall, in addition to any other remedies available at law or in equity, be entitled to specific performance, without posting bond or other security.
          Section 2.6 . The Transition Representatives shall meet regularly in person, telephonically, or as they otherwise agree at least monthly for the first year following the date hereof, to discuss any issues arising under this Agreement and the need for any modifications or additions hereto.
          Section 2.7 . Subject to Section 2.8, except with respect to any services of the type described on Schedule D, if either party can demonstrate that, by virtue of the transactions contemplated by the Separation Agreement, either party requires a service not currently provided for under this Agreement that was provided by or to a member of the Cadbury and its Affiliates by or to DPS and its Affiliates, as the case may be, in the twenty-four (24) month period prior to the Distribution Date, the parties shall cooperate and endeavor in good faith to modify and supplement the schedules to this Agreement (including any other attachments thereto, if any) to accurately identify those services, and to specify the manner and term in which such services shall be performed and, as appropriate, to enter into ancillary transition services agreements addressing the provision of certain critical services or the provision of the Services in certain jurisdictions (including price calculated pursuant to Section 4), in order to refine and further effect the understandings set forth in this Agreement. Unless otherwise so agreed, in no event shall any such modification or supplement to the schedules (other than the election by a party to identify a Service which it does not elect to receive and for which service fees shall not be payable) or the execution of any ancillary agreements result in any change in the fees for the Services.

          Section 2.8 . Where a service that was provided by a third party to Cadbury or its Affiliates (including DPS and its Affiliates) prior to the Distribution Date is not otherwise provided for in this Agreement and is reasonably required by DPS or Cadbury to continue DPS’ or Cadbury’s remaining businesses, as applicable, in substantially the same manner as that carried on in the twenty-four month period prior to the Distribution Date, Cadbury or DPS, as applicable, will provide such assistance as is reasonable under the circumstances so as to enable the other party to put in place similar arrangements with such third party.
          Section 2.9 . Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
          Section 2.10 . Subject to Section 2.3 of this Agreement, the Cadbury Providing Party and DPS Providing Party (each, as defined below), as applicable, shall be responsible for selecting and supervising in good faith the personnel who will perform any particular Cadbury Service or DPS Service, respectively, and performing all administrative services with respect to such personnel, including establishing compensation structure and work load balancing.
          Section 2.11 . Cadbury and DPS shall, or shall cause their respective Affiliates to, make available on a timely basis to the Providing Party all information reasonably requested by such Providing Party to enable it to provide the Services and provide reasonable access to the Providing Party of such party’s premises to the extent necessary for the purpose of providing the Services.
ARTICLE III
PERIOD OF SERVICES: TERM
          Section 3.1 . The parties agree that, except as otherwise designated in this Agreement, all services covered by this Agreement shall terminate on the date indicated on Schedule A or Schedule B, as applicable, unless earlier terminated by the Receiving Party upon such prior written notice as set forth on Schedule A or Schedule B, as applicable, or pursuant to Section 3.2(c) of this Agreement or extended by the mutual written agreement of the Providing Party and Receiving Party. This Agreement shall terminate when the terms for all Services have terminated; provided, however, that Sections 2.5, 2.9 and Articles 5, 7, 8 and 9 shall survive any such termination; provided further that Sections 5.4 and 5.7 shall continue for one year only.
          Section 3.2 . (a) Each party shall, or shall cause its Affiliate that is providing the Services hereunder (a “Providing Party”) to, cooperate in a commercially reasonable manner with the party receiving the Services hereunder (a “Receiving Party”) to facilitate the transfer of responsibility for the Services to the Receiving Party or its designee. Each party shall use its commercially reasonable efforts to: (i) assume performance of the Services within shorter time periods than those specified on Schedule A or Schedule B, as applicable, and (ii) make or obtain any approvals, permits and licenses and implement such systems as may be necessary for such party to provide the Services independently as soon as reasonably practicable following the Distribution Date.
          (b) As soon as reasonably practicable following the termination of this Agreement or the discontinuation of any Services, the Providing Party shall deliver to the Receiving Party, at the Receiving Party’s expense, copies of any books, records, data and reports reasonably requested by the Receiving Party in connection with such Services. Subject to the requirements of any applicable Laws, each Receiving Party agrees to keep any information it receives pursuant to this Section 3.2(b) that relates to a Disclosing Party confidential in accordance with Section 2.5.
          (c) Notwithstanding anything to the contrary in this Agreement, a party may terminate any Service or all Services immediately upon notice to the other party in the event of a material breach of this Agreement by the breaching party that is not cured within thirty (30) days following written notice from the non-breaching party.
ARTICLE IV
COMPENSATION; PAYMENT TERMS
          Section 4.1 . (a) DPS shall pay to Cadbury a fee for each Service that is provided to DPS and its Affiliates hereunder (collectively, the “Incoming Service Fee”) and Cadbury shall pay to DPS a fee for each Service that is provided to Cadbury and its Affiliates hereunder (collectively, the “Outgoing Service Fee”). The costs for each Service (the “Costs”) shall be the actual direct cost incurred by the Providing Party in performing such Service, calculated as set forth on Schedule C, which shall include a reasonable allocation for overhead salary, wages, benefits, taxes and other expenses attributable thereto (but shall exclude, for the avoidance of doubt, any overhead expenses for branding, marketing and other similar expenses) and without any markup for profit, calculated in a manner consistent with past custom and practice of the Providing Party with respect to such Service (or Cadbury Schweppes SBS, Inc. in the case of the Services which were not historically provided by the Providing Party); provided, however, that such Costs shall be adjusted to reflect any termination or expiration of any Transition Service pursuant to Article 3 of this Agreement.
          (b) The Incoming Service Fee and the Outgoing Service Fee shall include all out-of-pocket charges and costs of performing the Services hereunder, including, without limitation, license fees, royalties or provider services fees.
          (c) The fees payable by a Receiving Party to a Providing Party shall, in each case, be taken to be exclusive of any value added Taxes, sales Taxes, or similar Taxes (“VAT”) properly chargeable in respect of the transactions hereunder, and an amount equal to such Taxes so chargeable shall, subject to receipt of a valid VAT receipt or invoice in accordance with Section 4.1(f) below, be paid by the Receiving Party to the Providing Party in addition to the fees otherwise payable under this Agreement.
          (d) In the event that applicable Law requires that any amount in respect of Taxes be withheld from any payment by a Receiving Party to a Providing Party under this Agreement,

the Receiving Party shall withhold the required amounts and pay such withheld amounts over to the applicable Governmental Authority in accordance with the requirements of the applicable Law, and any amount so withheld and paid over shall be treated as having been paid to the Providing Party, and the Receiving Party shall not be required to pay any additional amount as a result of or in respect of such withholding.
          (e) In each case where an amount in respect of VAT is payable by the Receiving Party in respect of a service provided by the Providing Party, DPS or Cadbury (as the case may be) shall ensure that the Providing Party shall furnish in a timely manner a valid VAT receipt or invoice to the Receiving Party in the form and manner required by Law to allow the Receiving Party or, as the case may be, any of its affiliates to recover such Tax to the extent allowable by Law.
          (f) Except in the event the Receiving Party disputes a charge, the Receiving Party shall pay, or cause payment to be made to, the Providing Party, within 30 days of receipt of a reasonably detailed written invoice from the Providing Party, for the Cost of each Service rendered hereunder, which invoice shall be delivered by the Providing Party to Cadbury or DPS, as applicable, by the 30th day of each month for the Services provided during the preceding month. Payments shall be made by wire transfer to an account designated in writing from time to time by Cadbury or DPS, as applicable.
ARTICLE V
ACCESS TO RECORDS
          Section 5.1 . During the term of this Agreement, each party shall, for the lesser of a period of seven years after the Distribution Date or a period specified by such party’s record retention policies, retain the books and records of each party and their respective Affiliates relating to the Services provided hereunder in accordance with the record retention policies of such party; provided, however, that each party shall notify the other party at least 60 days in advance of destroying any such books and records in order to provide the other party the opportunity to access such books and records and if the other party fails to request that such books and records be delivered to them at the requesting party’s expense, within 60 days after receipt of such notice, each party may destroy such books and records.
          Section 5.2 . Subject to Section 2.5 above, Cadbury shall provide, or cause to be provided, to DPS and its Representatives reasonable access to the books, records (including, but not limited to, records and documentation referred to in Section 5.1), premises, systems and personnel of each Providing Party of Cadbury (a “Cadbury Providing Party”) to permit DPS to audit Cadbury’s or a Cadbury Providing Party’s compliance with this Agreement, provided that this right of access is exercised with reasonable prior notice and DPS uses its reasonable efforts to cause as little disruption as is reasonably possible to the performance of the Services and Cadbury Providing Party’s other businesses, provided further that DPS may only undertake two such audits per calendar year.
          Section 5.3 . In addition to the rights set out in Section 5.2, Cadbury shall comply and shall cause each Cadbury Providing Party to comply with any reasonable request of

DPS, including any review in accordance with the Statement of Auditing Standards No. 70 (Type 11) (the “SAS”), of any third party service provider of Cadbury for information relating to the Services that may be required by DPS or any Receiving Party of DPS (a “DPS Receiving Party”) to enable them to comply with the Sarbanes-Oxley Act of 2002 (and any resultant, similar or replacement legislation, rules or guidance).
          Section 5.4 . If, based upon any audit performed in accordance with Sections 5.2 or 5.3, there has been either an overcharge or undercharge for the costs of the Services, then Cadbury Providing Party or DPS, as the case may be, will promptly reimburse or pay to the other Party such difference. All the costs of any audit conducted under Sections 5.2 or 5.3 shall be borne by DPS.
          Section 5.5 . Subject to Section 2.5 above, DPS shall provide, or cause to be provided, to Cadbury and its Representatives reasonable access to the books, records (including, but not limited to, records and documentation referred to in Section 5.1), premises, systems and personnel of the Providing Party of DPS (the “DPS Providing Party”) to permit Cadbury to audit DPS’ or a DPS Providing Party’s compliance with this Agreement, provided that this right of access is exercised with reasonable prior notice and Cadbury uses its reasonable efforts to cause as little disruption as is reasonably possible to the performance of the Services and DPS Providing Party’s other businesses, provided further that Cadbury may only undertake two such audits per calendar year.
          Section 5.6 . In addition to the rights set out in Section 5.5, DPS shall comply and shall cause each relevant DPS Providing Party to comply with any reasonable request of Cadbury, including any review in accordance with the SAS, of any third party service provider of DPS for information relating to the Services that may be required by Cadbury or any Receiving Party of Cadbury (a “Cadbury Receiving Party”) to enable them to comply with the Sarbanes-Oxley Act of 2002 (and any resultant, similar or replacement legislation, rules or guidance).
          Section 5.7 . If, based upon any audit performed in accordance with Sections 5.5 or 5.6, there has been either an overcharge or undercharge for the costs of the Services, then DPS Providing Party or Cadbury, as the case may be, will promptly reimburse or pay to the other Party such difference. All the costs of any audit conducted under Sections 5.5 and 5.6 shall be borne by Cadbury.
ARTICLE VI
ASSIGNMENT
          Section 6.1 . Except as otherwise provided in this Article 6, neither party shall assign its rights or obligations under this Agreement, or any part hereof, without the prior written consent of the other party (which consent shall not be unreasonably withheld). Either party may, at its election, assign its rights and corresponding obligations under this Agreement in whole or in one or more parts to any one or more of its Affiliates so long as such assigning party agrees to remain fully obligated for the performance of the terms and provisions of this Agreement as they relate to the Services being assigned.

          Section 6.2 . Notwithstanding anything to the contrary in this Agreement, a party shall be entitled to assign its rights and/or obligations under this Agreement in whole or in part to an unrelated party in one or more locations in connection with the sale, transfer or other disposal by it or any of its Affiliates of its business or operations that receives and/or provides the Services under this Agreement in such location and this Agreement shall thereafter be read and construed as if it were a separate and independent contract between the unrelated party and the party hereto as regarding the services and facilities to be received and/or provided under this Agreement in such locations. Notwithstanding the foregoing, in the event a party assigns its rights and/or obligations hereunder upon a sale or transfer to an unrelated party as set forth above, (a) such transferor shall be entitled to continue to receive the Services (other than the Services that are the subject of such assignment) from the other party in accordance with the terms of this Agreement following any such assignment, and the other party shall have no right to terminate this Agreement as a result of such assignment, and (b) no such assignment shall relieve the transferor of any obligations hereunder in the event that such transferee fails to perform in any manner or breaches this Agreement.
          Section 6.3 . Any attempted or purported assignment in violation of this Section 6 shall be null and void ab initio. In the event of a permitted assignment hereunder, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
ARTICLE VII
LIMITATION ON LIABILITY; THIRD PARTY CLAIMS
          Section 7.1 . Except with respect to damages included in an award against an Indemnified Party (as defined herein) resulting from a Third Party Claim for which such party is indemnified hereunder, in no event shall either party or its respective Representatives and Affiliates have any liability whether in contract or tort (including negligence and strict liability) or otherwise, at law or equity, for loss of profit, diminution in value, loss of goodwill, claims of customers, or consequential, incidental or punitive damages or other special damages as a result of, provision of or failure to provide the services under the terms of this Agreement. Subject to such other remedies permitted by Section 2.5 above and except as specifically provided in the previous sentence or in the event of bad faith or willful misconduct of such party, the maximum liability of each party and its Representatives and Affiliates to, and the sole remedy of, the other party or its Affiliates or Representatives for any act or failure to act in connection herewith (including but not limited to, the performance or breach of this Agreement) shall be the greater of (i) a refund of price paid for the particular Service, (ii) such other party’s incremental cost of performing the Service itself or (iii) such other party’s incremental cost of obtaining the Service from a third party.
          Section 7.2 . EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (INCLUDING SECTION 2.3), AND WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES IN THE SEPARATION AGREEMENT, THE PARTIES MAKE NO EXPRESS REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES, AND NO REPRESENTATION OR WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, INCLUDING, WITHOUT LIMITATION,

RELIABILITY, ACCURACY, SUITABILITY, COMPLETENESS, WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AS TO THE SERVICES TO BE PERFORMED HEREUNDER.
          Section 7.3 . Subject to the limitations set forth in Section 7.1, each party (the “Indemnifying Party”) agrees that it shall protect, indemnify and hold the other party and its Affiliates and their Representatives (each, the “Indemnified Party”) harmless from and against all Indemnifiable Losses and shall defend such party at the Indemnifying Party’s expense (to the extent of any Third Party Claims) in any Action for injuries to or death of any Person or Persons or loss of or damage to the property of any Person or Persons whomsoever (including without limitation the agents and employees of the Indemnified Party) or infringement of any Person’s or Persons’ Intellectual Property arising out of the actions of the Indemnifying Party, or its Representatives, in connection with or as a result of this Agreement or the performance of the Indemnifying Party’s Services, the unauthorized use by the Indemnifying Party of the Services or other obligations hereunder.
          Section 7.4 . The Indemnified Party shall give the Indemnifying Party prompt notice of any indemnifiable Action asserted against it.
          Section 7.5 . Except with respect to any Third Party Claims, the receipt by a Receiving Party or its Affiliates of the Services shall be an unqualified acceptance of, and a waiver by, the Receiving Party and its Affiliates of their rights to make any claim (other than based on gross negligence or fraud) with respect to such Services unless the Receiving Party gives written notice of the claim to the Providing Party within the later of (i) sixty (60) days after receipt of the Service by the Receiving Party or its Affiliates or (ii) thirty (30) days after the date on which the Receiving Party became, or should have become, aware of the facts, events, occurrences or circumstances underlying such claim; provided, that, in no event shall the Receiving Party be entitled to give notice of a claim more than one (1) year after receipt of the Service by the Receiving Party or its Affiliates.
ARTICLE VIII
DISPUTE RESOLUTION
          Section 8.1 . Prior to the initiation of formal dispute resolution procedures, the parties shall first attempt to resolve any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby informally, as follows:
          (a) The parties shall first attempt in good faith to resolve all disputes on a local level and shall attempt to initiate such efforts within two Business Days after receipt of notice of any such dispute. If the parties are unable to resolve a dispute in an amount of time that either party deems reasonable under the circumstances, such party may refer the dispute for resolution to the Senior Managers pursuant to the provisions of Section 8.1(b).
          (b) Within five Business Days of a notice under Section 8.1(a) referring a dispute for resolution by Senior Managers, the Transition Representatives (or other employees of the parties) shall each prepare and provide to the Senior Managers of each party summaries of the relevant information and background of the dispute, along with any appropriate supporting documentation. The designated Senior Managers will confer as often as they deem reasonably necessary in order to gather and exchange information, discuss the dispute and negotiate in good faith, in an effort to resolve the dispute without the need for any formal proceedings.
          (c) Formal proceedings for the resolution of a dispute pursuant to Section 8.2 may not be initiated until at least ten Business Days after the receipt by a party of a notice under Section 8.1(a) referring a dispute to Senior Managers.
          Section 8.2 . All disputes arising out of or in connection with this Agreement and the transactions contemplated hereby which cannot be resolved through the procedures described herein or therein shall be finally resolved solely and exclusively by means of arbitration to be conducted in English in the City of New York. The arbitration shall be conducted by a sole arbitrator appointed by agreement of the parties, or failing such agreement, under the Commercial Rules of the American Arbitration Association and the arbitration will proceed under such Rules. The decision of the arbitrator shall be final, conclusive and binding upon the parties, and a judgment upon the award may be obtained and entered in any federal or state court of competent jurisdiction. The parties agree that any arbitration shall be kept confidential and any element of such arbitration (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitral tribunal, the parties, their counsel and any Person necessary to conduct the arbitration, except as may be required in recognition and enforcement proceedings, if any, or in order to satisfy disclosure obligations imposed by any applicable Law. The parties agree to cooperate in providing each other with all discovery, including but not limited to the exchange of documents and depositions of parties and non-parties, reasonably related to the issues in the arbitration. If the parties are unable to agree on any matter relating to such discovery, any such difference shall be determined by the arbitrator. The parties also agree to submit to the non-exclusive personal jurisdiction of the federal and state courts sitting in New York, New York, for the limited purpose of enforcing this arbitration agreement (including, where appropriate, issuing injunctive relief) or any award resulting from arbitration pursuant to this Section 8.2. The parties agree that the arbitration proceeding described in this Section 8.2 is the sole and exclusive manner in which the parties may resolve disputes arising out of or in connection with this Agreement; provided, however, that the parties expressly agree that nothing herein shall prevent the parties from applying to a court having jurisdiction over any of the parties hereto for provisional, injunctive or interim relief to preserve the status quo or otherwise to prevent irreparable harm to a party pending the outcome of arbitration. The prevailing party in any arbitration shall be entitled to attorneys’ fees and costs and the non-prevailing party shall be responsible for all expenses of the arbitration.
          Section 8.3 . If there is a dispute between the parties, each party shall continue to perform all of their obligations under this Agreement (including the obligations in dispute).

ARTICLE IX
MISCELLANEOUS
          Section 9.1 Force Majeure. (a) The obligations of Cadbury or DPS and their respective Affiliates, as the Providing Party, shall be suspended during the period, but only to the extent that Cadbury or DPS and their respective Affiliates, as the case may be, is prevented or hindered from complying therewith by any of the following causes beyond its reasonable control: (i) acts of God, (ii) weather, fire or explosion, (iii) war, invasion, riot, domestic insurrection, acts of terrorism or other civil unrest, (iv) national or regional emergency, (v) shortage of adequate power or transportation facilities, or (vi) any other event which is beyond the reasonable control of the Providing Party (each, a “Force Majeure Event”). In such event, the Providing Party shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Providing Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.
          (b) During the duration of a Force Majeure Event, the affected party shall use commercially reasonable efforts to avoid, mitigate, remedy or remove such Force Majeure Event (including the expenditure of reasonable sums), and shall use commercially reasonable efforts to resume its performance under this Agreement with the least practicable delay.
          Section 9.2 Independent Contractor. The parties and each of their respective Affiliates shall each be an independent contractor in the performance of its obligations hereunder and not as the agent of the Receiving Party in performing Services, and no employee of a Providing Party performing Services shall be considered an employee of the Receiving Party. No third party, including any employee of any party or any of such party’s Affiliates, shall have or acquire any rights by reason of this Agreement.
          Section 9.3 Public Announcement. None of the parties hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the services contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (unless otherwise required by Law or applicable stock exchange regulation), and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.
          Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.4):

if to Cadbury:
Cadbury Schweppes plc
25 Berkeley Square
London W1J 6HB
Facsimile: 44-20-7830-5015
Attention: Henry Udow, Esq.
                    Chief Legal Officer
with a copy to:
Cadbury Adams USA
389 Interpace Parkway
Parsippany, NJ 07054
Facsimile: (973) 909-3976
Attention: Thomas Whitten
if to DPS:
5301 Legacy Drive, 3rd Floor
Plano, TX 75024
Facsimile: (972) 673-8130
Attention: James L. Baldwin, Jr.
                    General Counsel
with a copy to:
Dr Pepper Snapple Group, Inc.
5301 Legacy Drive
Plano, TX 75024
Facsimile: (972) 673-8130
Attention: Angie Wallander
          Section 9.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the choice of law or conflicts of law principles that would cause the application of the laws of any other jurisdiction.
          Section 9.6 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

          Section 9.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          Section 9.8 Modifications. This Agreement contains the entire understanding and agreement between the parties hereto as to the services being performed hereunder. It may not be amended or modified except by a written instrument executed by the parties hereto.
          Section 9.9 Cumulative Effect. The rights and obligations of the parties under this Agreement shall be cumulative to and not exclusive of the rights and obligations of the parties contained in the Separation Agreement.
          Section 9.10 Interpretation. All references in this Agreement to “Cadbury” or “DPS” or a “party” shall be deemed to include such party’s Affiliates unless the context requires otherwise. All references in this Agreement to “services to be supplied” or similar language shall be defined to include “facilities to be provided” unless the context requires otherwise. To the extent that this Agreement purports to impose any obligation on the Affiliates of a party, such party shall cause its Affiliates to fulfill such obligation.
          Section 9.11 Insurance. As regards employees, agents or representatives of a Providing Party who shall be performing the Services on or at properties of a Receiving Party, the Receiving Party will be designated as an additional insured under the Providing Party’s liability insurance.
          Section 9.12 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Cadbury and DPS or (b) by a waiver in accordance with Section 9.13.
          Section 9.13 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
          Section 9.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
          Section 9.15 No Additional Rights. Except as expressly provided in this Agreement, the parties agree that this Agreement shall not grant to either party any additional rights to the other party’s proprietary information, technology or know-how.
[Remainder of the page intentionally left blank]

          IN WITNESS WHEREOF, Cadbury and DPS have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CADBURY SCHWEPPES PLC
By:	/s/ Henry Udow
	Name:	Henry Udow
	Title:	Chief Legal Officer and Group Secretary

DR PEPPER SNAPPLE GROUP, INC.
By:	/s/ James L. Baldwin
	Name:	James L. Baldwin
	Title:	Executive Vice President and Secretary

SCHEDULE A
Services to Be Provided by Cadbury to DPS
This schedule sets forth the Services to be provided by a Cadbury Providing Party to a DPS Receiving Party.
1.	Corporate Group Finance

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Process	Cadbury plc (“Cadbury”) will make the relevant personnel (currently Dominic Blakemore and Pauline Caywood) reasonably available to consult with the new DPS finance team.	3 months	30 days

2.	Corporate Group HR Benefits

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
System Access	Cadbury will provide access to [ILLEGIBLE] until implementation of new website for DPS Comp and Benefits. DPS Comp and Benefits is targeted to implement a new benefits administration provider (Hewitt) in June 2008. As such, they will need to maintain the Cadbury branding on the existing provider website [ILLEGIBLE] until they complete the conversion process in June 2008.	2 months	30 days

ESPP Administration	Cadbury will provide access to DPS employees to view their ESPP awards on the UBS site until such time as they have been exercised or lapse under the ESPP rules.	Up to 12 months	30 days

Settlement of ESPP awards	Cadbury will settle all ESPP options exercised by DPS employees as a result of the demerger. These awards will be settled in Cadbury plc ADRs.	Up to 12 months	30 days

Discretionary Share Option Administration	Cadbury will provide access to DPS employees to view their discretionary share option awards on the UBS site until such time as they have been exercised or lapse under the discretionary share option plan rules. DPS to pay the £20 per head annual administration fee to UBS in respect of these records.	Up to 12 months	30 days

Settlement of Discretionary Share Options for DPS colleagues	Cadbury will settle all discretionary share options exercised by DPS employees within 12 months of the Distribution Date. These options will be settled in Cadbury plc Ordinary Shares (either new issue or from the Cadbury employee benefit trust).	Up to 12 months	30 days

PSP/HIPRA/ ISAP Administration	Cadbury will provide access to DPS employees to view their PSP/HIPRA/ISAP awards on the UBS site until such time as these records are exported to the new DPS share plan administrators. DPS to pay the costs of exporting these records to a new administration provider. This service will not extend past 31 December 2008. As part of this service these awards will be converted and shown as equivalent numbers of shares of DPS Common Stock on the UBS system. DPS to pay UBS fees for carrying out this conversion and updating their records.	Not later than 12/31/08	30 days

Settlement of conditional ISAP awards vesting before 31 December 2008	Cadbury will settle any ISAP conditional awards held by DPS employees that vest prior to 31 December 2008 using DPS Common Stock held in the Cadbury Employee Benefits Trust. DPS will provide tax calculations and operate tax reporting and withholding on the vesting of these awards. DPS will communicate with the recipients of these awards upon vesting.	Up to 8 months	30 days

BSRP and LTIP Administration	Cadbury will provide spreadsheets to DPS detailing subsisting BSRP and LTIP awards held by DPS employees at the Distribution Date. These awards will be administered by DPS from the Distribution Date.	Upon Demerger	30 days

Provision of records detailing the share conversion calculations	Cadbury will provide to DPS excel spreadsheets detailing the conversion calculations in respect of the DPS employees LTIP, BSRP, PSP, HIPRA and ISAP awards converting from CS Ordinary Shares to shares of DPS Common Stock.	Upon Demerger	30 days

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Provision of nominee shareholding services	All DPS employees who hold shares in the UBS roll-over account will be included as “active records” on the UBS system and as such Cadbury will incur an annual administration fee. These records may remain on UBS but must be transferred to alternative nominee holdings by 31 December 2008.	Up to 8 months	30 days
3.	Corporate Group Intellectual Property (Americas)

Notice
Type of			Required to
Service	Description of Specific Services	Term	Terminate
Intellectual Property Services / Documentation	Cadbury will use reasonable endeavors, following receipt of a request from DPS, to make appropriate Cadbury plc Group IP personnel available to clarify intellectual property issues arising out of work done prior to the Distribution Date (for example assistance to try to identify information that relate to files transferred), provided that such assistance shall be provided within 60 days of the Distribution Date and not exceed a total of 25 hours.	2 months	None
4.	Corporate Group Legal Americas

Notice
Type of			Required to
Service	Description of Specific Services	Term	Terminate
Processes and Consulting Services/ Documentation	1. Cadbury will make the relevant Cadbury plc Group Secretariat personnel (currently John Mills, John Hudspith and Victoria Hames) available to clarify, advise and provide knowledge transfer in the following areas:	3 months	None

• Stock Transfer Agent services
• Stock disbursement processes including the Odd Lot Facility
• Shareholder communications
• Corporate reorganization known as the “scheme of arrangement”

2. Cadbury will provide a copy of the executed Project Bounce transaction documents and access to the “Project Bounce” website.
5.	Corporate Audit

Notice
Type of			Required to
Service	Description of Specific Services	Term	Terminate
System Access	Cadbury Audit will provide access to and data extraction of DPS files from the Group (Central) Audit database in Lotus Notes as well as the shared drive.	2 months	None

6.	Tax

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Processes	Cadbury will make provision for services regarding taxes, including legal organizations, outstanding audits and forecasting assistance.

	The monthly rate has been finalized based on the percentage of time to be spent by Joe Leuzzi, Kimberly Sweeney and Lisa Longo performing these services.	20 months	30 days

The parties further acknowledge and agree that the monthly rate for these services was based on the assumption that Cadbury would provide 210 hours of these services per month. If the average amount of these services actually provided by Cadbury for the first three months (or any three-month period thereafter) exceeds 230 hours per month, the parties shall negotiate in good faith to determine the appropriate increase in the monthly rate for these services. If the time spent on these services averages less than 190 hours in any 3 month period, any of the three individuals listed above is no longer employed by Cadbury or it becomes commercially unreasonable for any of such individuals to perform the services contemplated by this service, the parties shall renegotiate in good faith for an appropriate change to the level of services required by this service or to the costing of this service. If the services provided by Cadbury reaches an average of 210 hours per month, for any three-month period, Cadbury shall notify DPS and DPS shall have the option, but shall not be obligated, to either defer such services or discontinue such services that are provided by Cadbury.

Processes	Cadbury will assume responsibility for preparing the 2007 federal and state and certain other tax returns of the DPS Group (or any member of the DPS Group) as per the provisions of Section 3 the Tax Sharing and Indemnification Agreement (the “TS1A”).	N/A	N/A

7.	Treasury

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Process	Cadbury will make the relevant personnel (currently Sarah Boyce and Ann Svoboda) reasonably available to consult with the DPS Treasury team.	6 months	30 days
8.	North American HR

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Data Access	Cadbury will provide access with full functionality as prior to the Distribution Date to I-grasp, the global talent database system.	8 months	NA
Services to Be Provided by Cadbury to DPS (Dominican Republic and Puerto Rico)
9.	NoLA Office and Administrative Services

Notice
Type of			Required to
Service	Description of Specific Services	Term	Terminate
Puerto Rico office lease	Cadbury Adams Puerto Rico will continue to lease office space to Mott’s Inc. for an additional month after the Distribution Date. This extension shall be governed by the terms of the 2006 Lease Agreement between Mott’s Inc. and Cadbury.	1 month	None

Dominican Republic One employee in Cadbury Adams’ payroll	Plinio Hernandez will remain in Cadbury Adams Dominicana S.A.’s payroll for an additional month after the Distribution Date.	1 month	None

Services to Be Provided by Cadbury to DPS (Canadian Services)
10.	Canadian Services

Notice
Type of			Required to
Service	Description of Specific Services	Term	Terminate
	1. These services are required until the licence described below can be transferred. All services to be provided in accordance with the site licence (the “Site Licence”) issued to Cadbury Beverages Canada, Inc. (“CBCI”) by the Canadian Department of Health’s Natural Health Products Directorate (the “Natural Health Products Directorate”) for the Product Licence Applications (as defined in Section 2 below) to permit the manufacturing, packaging, labelling and importing activities for the products at those facilities authorized by the Vendor’s current applicable site licences. CBCI will use all reasonable efforts to maintain any required insurance with respect to the Site Licence and maintain, renew and otherwise keep in place all necessary consents, licenses and approvals required to provide the Site Licence for the term of this Agreement. CBCI will not submit to Health Canada any regulatory reports, correspondence, documentation, records or other information in relation to the Site Licence without providing Canada Dry Mott’s Inc. (“CDMI”) an opportunity to review and comment on same, which it shall do in a timely manner. CBCI will take all reasonable actions required to respond to any inquiries related to the Site Licence or to the products covered by the Site Licence.	Until services are completed	30 days

	2. These services are required until a licence can be transferred. All services to be provided in accordance with the product licence applications in respect of the Accelerade advanced sports drink, Coolah Energy Drink and apple sauce products (the “Product Licence Applications”) submitted to the Natural Health Products Directorate. CBCI will use all reasonable efforts to maintain any required insurance with respect to the Product Licence Applications and maintain, renew and otherwise keep in place the submission numbers issued by the Natural Health Products Directorate in connection with the Product Licence Applications. CBCI will take all reasonable actions required to respond to any inquiries related to the Product Licence Applications.	Until services are completed	30 days

	3. In the event that the existing banking accounts and account numbers related to existing payroll operations cannot be immediately renamed or reassigned to CDMI, CBCI will fund these accounts in a timely manner for the amount of each net payroll as such funds are transmitted to CBCI by CDMI on a bi-weekly basis for purposes of paying CDMI employees and all related employee and employer taxes.	5 months	30 days

	4. CBCI will use all commercially reasonable efforts to assist, support and facilitate CDMI in securing all necessary employer, tax or other identification numbers as required by CDMI to conduct business in Canada and in all provinces of Canada.	2 months	30 days

Services to Be Provided by Cadbury IT to DPS IT
11.	IT Management Advisory Services

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Advisory Services	As Lalit Gulati retains institutional knowledge of the pre-separation Cadbury organization and operating environment as well as significant knowledge of the external providers with which DPS will be interacting, DPS may request the resource — ad hoc — to provide assistance in the following areas:	8 months	30 days
• Guidance on forward looking strategy
• Commercial knowledge of vendor agreements
• Organizational knowledge of vendor partners
• Perspective on past decisions
• Domain Experience and Expertise

Cadbury will make Lalit Galati available to deliver intellectual and advisory services to DPS according to the terms of this Agreement.
     Out of Scope Services:
a)	No travel is to be undertaken by Lalit Galati in support of this Service.

b)	Lalit Galati will not be asked to be a signatory or accountable party in any contractual agreements entered into by DPS.

c)	Lalit Galati will provide only Institutional and Domain knowledge. No activity in terms of HR decisions, input, or communications is in scope.

d)	Lalit Galati will not spend greater than:
(1)	2 hours per week in support of this activity; or

(2)	26 total hours.

12. IT (Management Advisory Services)

Notice
Type of			Required to
Service	Description of Specific Services	Term	Terminate
Advisory Services	The IT organization of DPS will be entitled to request and utilize the knowledge capital / system expertise of support resources of Cadbury. This request is only to be made in the event of critical (Severity 1 or Severity 2) incidents requiring immediate resolution to allow the impacted business to operate.	8 months	30 days

Cadbury is not obligated to provide any resource assistance to DPS. However, if formally requested, the appropriate Cadbury Function Head may allow their resources to assist in resolving the issue at hand. In such cases, this Service is meant to ensure that proper cost recovery is provided. Should the request be granted, the resources time will be billed at $80/hour.
13. IT (Active Directory Trust)

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Network Services	As part of existing separation activities, the IT team has instituted a Trust between the Cadbury and DPS Active Directory domains. This allows specified access across and between the two distinct domains.	4 months	30 days

Monthly charges will not begin until network separation is complete.

14. IT (Hyperion Access)

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
System Access	User Access — PLC Instance	3 months	30 days

~ 60 DPS Hyperion users will require access to the Cadbury HFM system through August 14, 2008.

Users shall be authorized to:
• access the system with pre-separation security levels
• enter and review DPS financial data
• save and print reports
• execute any other activities that they could carry out before legal separation.

Cadbury IT will ensure all existing security profiles are retained and ensure continued access before and following final network separation. Any tradeoffs in cost / functionality of the final access solution will be agreed with the business users.

DPS resources only require write access through the entry of the May 7th input, which should be complete by the end of June. If Cadbury chooses, they may convert access to READ ONLY following that entry.

System Support	Hyperion Support and Consolidation	8 months	30 days

Cadbury Finance will provide operational support and assistance in the transfer of knowledge to DPS. Cadbury will make the relevant personnel (currently Carl Waller) reasonably available to consult with the new DPS Hyperion team. This is to include advisory services as well as system interaction. Subsequent to May 30, 2008, support and advisory services provided by Cadbury will be billed at £100 per hour.

System Support	In the event that DPS Hyperion Instance is unable to support the 4+8 forecasting activities Cadbury will make their system available for this purpose. The appropriate set up and administration will be the responsibility of the Cadbury Finance team.	2 months	30 days

In the event that this occurs, the applicable people will enter into a confidentiality agreement on customary terms

15. IT (Ongoing Separation Activities)

Notice
Type of			Required to
Service	Description of Specific Services	Term	Terminate
Technical Services	As of the Distribution Date, there will be a number of activities still under way to fully split the DPS and Cadbury systems. All costs for these activities are borne in the Separation budget and any DPS costs are part of the final settlement of outstanding intercompany balances that will be settled prior to the Distribution Date. Therefore, no costs will be billed by either party for this Service.	3 months (Or final technical separation)	None

This Service is intended to ensure that the following activities are understood by both DPS and CS to be ongoing and to commit that both IT organizations are committed to completion per the planned timeline.

Ongoing activities include:
• Separation of the Spend Management System (SMS) for DPS
• Completion of implementation of MSSI Copy — IXOS functionality
• Completion of AD Migration activities for Finance Users & Applications
• Standup of the DMZ, Separation of the Data Center, Breaking of the
• Network (addressed fully in a separate Service)
• Deletion of data in separated systems (GDS, Trouble Ticketing Systems)
• Streamserve Form Testing
• Lotus Notes DBs — SARD, RAM
16. IT (Network Ops Support)

Notice
Type of			Required to
Service	Description of Specific Services	Term	Terminate
Support Services	DPS IT will be entitled to request and utilize the knowledge capital/system expertise of support resources of CS IT. This request is only to be made in the event of critical Severity 1 and Severity 2 incidents requiring immediate resolution to allow the impacted business to operate.	1 month	N/A

The Service would keep the combined DPS and Cadbury network operations team as it is until May 31st. This will give the DPS Operations team time to get its resources trained and on-boarded.

DPS and Cadbury will continue the current mode of Network Operations support including 7 X 24 on-call rotations for Data and Voice issues. Once the Ticket queues have been separated, if both teams do not have access to the other queues, the Tickets will updated via email exchange between the groups

SCHEDULE B
Services to Be Provided by DPS to Cadbury
This schedule sets forth the Services to be provided by a DPS Providing Party to a Cadbury Receiving Party.
1. Customer Solutions — Facilities Service & Support/Fleet

Type of			Notice Required to
Service	Description of Specific Services	Term	Terminate
Facility Space	DPS will provide space for 20 Cadbury employees in DPS offices at 900 King Street, Rye Brook, NY.	5 months	5 months

Note: DPS is fully committed to the lease based on these colleagues remaining in the building through year end.
2. Customer Solutions — HR Services

Benefits & Compensation Services	DPS will provide a reasonable level of support and consultation for:

•     leave of absence processing support, including being reasonably available to provide consultation;
•      ESPP and share plan administration; and
•      vendor management issues.
		1 month	30 days

Benefits & Compensation Services	DPS will provide a reasonable level of open enrollment processing support, which shall include being reasonably available to provide consultation.	1 month	30 days

Benefits & Compensation Services	DPS will provide a reasonable level of AIP processing support, which shall include being reasonably available to provide consultation.	1 month	30 days

Benefits & Compensation Services	DPS will provide a reasonable level of Merit processing support, which shall include being reasonably available to provide consultation.	1 month	30 days

Benefits & Compensation Services	DPS will make its benefits/compensation manager (currently Brian Beasley) reasonably available to provide consultation relating to benefits and compensation administration.	1 month	30 days

Payroll and Workman’s Comp Services	DPS will provide payroll and compensation/benefits for workers compensation claims.

	Note: 3 years is for consultation and cooperation on tax and insurance claims. It is not an intense level of longer term services	3 years	6 months

Medical Claim Payments	Any actual medical claim payments for Cadbury will be paid by DPS and subsequently invoiced directly to Cadbury in accordance with the monthly billing schedule of this Agreement.	8 months	30 days

3. HR Benefits

Type of			Notice Required to
Service	Description of Specific Services	Term	Terminate
Benefits Processes	DPS Benefits (United States) will provide a reasonable level of support to: • provide leave of absence processing (STD/LTD/FMLA);	8 months	30 days
(United States)	• provide new retiree administration for medical, pension and 401(k);
• provide benefits support reasonably necessary to assist with Cadbury’s benefits group’s organizational design, selection and training/transition;
• manage Health & Welfare providers, including negotiating vendor contracts and fees (medical, dental, etc); monitoring SLAs; and resolving vendor and participant issues;

•     assist in the initial creation of and maintain plan compliance documents/governance under federal, state and local laws, including plan audits, actuarial evaluations, and 5500s (tax returns); and provide SOX oversight and conduct governance meetings as required;

• manage Retirement Plan administrators & call centers, including negotiate contracts, fees; monitor SLAs; and resolve vendor and participant issues; and
• assist in the initial creation of and monitor benefit plan budgets; execute benefit plan vendor payments per contract and federal law; and provide summary billings to client.

Benefits Consulting & Services (United States)	DPS Benefits (United States) will conduct enrollments (including providing for payment and deferral elections) for nonqualified plans; administer plans per plan documents and federal laws; and resolve related issues.	8 months	30 days

Benefits Consulting & Services (United States)	DPS Benefits (United States) will provide a reasonable level of consulting to Cadbury relating to benefits matters for labor relations.	8 months	30 days

Benefits Processes (Canada)	DPS Benefits (Canada) will provide a reasonable level of services to: • conduct annual health & welfare benefits enrollment for active and inactive employees, including:	8 months	30 days
• review plans/rates and obtain client approval; prepare employee communication;
• support employee meetings as required;
• vendor set-up, testing and coordination with payroll;

•     manage Health & Welfare providers, including to negotiate vendor contracts and premiums/fees (medical, dental, etc); monitor SLAs; resolve issues; conduct quarterly reviews as required; and implement union contract changes as required;

•     manage Health & Welfare benefit administrator/call center vendor, including to negotiate contracts and rates; monitor SLAs; and resolve related issues. This will also include leave of absence administration processing;

•     review and update plan governance as required post-separation and maintain plan compliance documents under provincial and local laws. This will include plan audits, actuarial evaluations, and required federal filings with the Financial Services Commission of Ontario;

• manage Retirement Plan administrators & call centers (negotiate contracts, rates; monitor SLAs; resolve vendor and participant issues);
• assist in the initial creation of and monitor benefit plan

Type of			Notice Required to
Service	Description of Specific Services	Term	Terminate
budgets; execute benefit plan vendor payments per contract and federal law; and provide summary billings to client;
• conduct enrollments (including providing for payment and deferral elections) for nonqualified plans; administer plans per plan documents and federal laws; and
• support union/labor relations activities as required.

Benefits Processes (Mexico)	DPS Benefits (Mexico) will review and update plan governance as required and maintain plan compliance documents under local laws, including plan financial reporting, audits and actuarial valuations.	8 months	30 days

Benefits Processes (Puerto Rico)	DPS Benefits (Puerto Rico) will conduct annual health & welfare benefits enrollment for active and inactive employees, including: • review plans/rates and obtain client approval;	8 months	30 days
• prepare employee communication;
• support employee meetings as required; and
• vendor set-up; testing and coordination with payroll.

Benefits Consulting and Services (Puerto Rico)	DPS Benefits (Puerto Rico) will:
•     manage Health & Welfare providers, including negotiating vendor contracts and premiums/fees (medical, dental, etc); monitoring SLAs; resolving issues; and conducting quarterly reviews as required;
		8 months	30 days
• review and update plan governance as required post- separation;
• manage Retirement Plan administrators & call centers, including negotiating contracts and rates; monitoring SLAs; and resolving related issues;
• assist in the initial creation of and monitor benefit plan budgets;
• execute benefit plan vendor payments per contract and federal law; and provide summary billings to client.
4. Compensation CoE

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Compensation Processes	DPS will provide administrative services relating to stock option exercising and ESPP elections, subject to the placement of the relevant personnel post-separation.	8 months	30 days

Compensation Processes	Stock Programs: DPS will continue to deliver the files relating to stock awards to UBS upon the exercise of stock awards by employees.	12 monuhs	30 days
5. Finance

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Process	DPS will make the relevant personnel (currently Steve Alexander, Diane Hicks and Robert Franklin) reasonably available to consult with the new finance team.	3 months	30 days

6. Risk Management

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Processes	DPS will provide reasonable support and information regarding open claims, including reasonable access to DPS personnel with specific knowledge of the incident, witnesses, legal counsel, human resource, consumer relations, compensation & benefits and payroll.	6 months (1 person — 3 days/month)	3 months
7. Tax

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Tax Returns	DPS will assume responsibility for preparing the 2008 federal, state and certain other tax returns of the DPS Group (or any member of the DPS Group) as per the provisions of Section 3 of the TSIA.	N/A	N/A
Services to Be Provided by DPS to Cadbury (Canadian Services)
8. Canadian Services

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
	All employees and/or other service providers, administrative services, sublicenses of trademarks, trade names and domain names, information and notification required by CBCI in order for CBCI to: (a) provide the CBCI Services, and (b) manage, administer and operate the Liquor Assets (as defined in the Asset Purchase Agreement between CBCI and CDMI dated as of April 25, 2008).	Until services are completed	30 days

9. IT
Item 9 is specific to the IT Service Offerings, in support of the general Business to Business Service.
1) Summary of Services
The DPS Group will provide access to the DPS network for approximately 20 Intellectual Property and Tax personnel of the Cadbury plc Group in the Rye Brook office. These colleagues will continue to use the DPS phone and voicemail systems, Internet, local file server(s), Multi-Function Print sharing, local application access, access to Cadbury VPN (via Internet), and e-mail. These colleagues will be clustered in a central location in the Rye Brook facility. This solution considers the employees as DPS users in all the services provided (file sharing, print sharing, voicemail, e-mail, Internet access, antivirus protection, PC configuration. Active Directory username and access control to the applications).
For Cadbury-hosted applications, access to the applications will be supported via the Cadbury SSL VPN web portal. Local printers will be provided by Cadbury for printing from these applications; access to local file and print servers, DPS hosted applications and Multi-Function Printers will not be available to Cadbury personnel while connected to the Cadbury SSL VPN.
Costs assume 30 September end date. Any incremental months/portions of months will add an additional $8,079 for each month.
2) In Scope Services:
a)	Access to Cadbury hosted applications

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
System Access	DPS will provide access to the Internet via DPS’ Internet breakout points. Internet access is the only requirement for Cadbury to gain access to Cadbury hosted applications	5 months	30 days
• Cadbury colleagues requiring printing services from Cadbury-hosted applications will print to Cadbury-provided local printers while connected to Cadbury’s VPN
• Access to local shared resources (file/print servers, Multi-Function Printers, DPS-hosted applications) while Cadbury’s colleagues are connected to Cadbury’s VPN is not supported
• Printing from DPS-hosted or local applications will continue to go through DPS print servers to shared printer resources

IP Team (Dan Chung — 13 colleagues) Application Requirements
• Dennemeyer IAM
• NAC SAP

Tax Team (Lisa Longo — 6 colleagues) Application Requirements
• Hyperion HFM
• SAP — NAC SP5
• SAP — CTAI 3.0f

b)	Access to DPS-hosted applications

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
System Access	DPS will continue to provide access through DPS network and access control systems to DPS-hosted applications.
     •    SAP — MSSI MPD
     •    SAP — Probe SP2
     •    Applications installed on Rye Brook-based file servers
		8 months	30 days
c)	Shared File and Print Server/MFP access

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
System Access	DPS will provide access through DPS network and access control systems to DPS shared file and print servers. • Access control will be via DPS Active Directory account	8 months	30 days
• Access to Cadbury data will be restricted to Cadbury accounts via Group Membership restrictions in DPS Active Directory system
• Home directories for Cadbury employees will continue to be located on the local file server
• Cadbury may periodically request an audit of Group Members of any Cadbury-specific Active Directory Group
• Cadbury employees will have the ability to scan documents and store the scanned images on the DPS shared file server
• Upon termination of this Service, Cadbury will provide blank backup tapes and USB drives to which all Cadbury data will be copied
• Upon termination of this Service, DPS will permanently remove all Cadbury-specific data from local file servers
d)	Phone/voicemail system

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Phone Service
     •    DPS will supply one fixed-line phone per Cadbury employee
     •    DPS will supply one standard voice mailbox per Cadbury employee
     •    Cadbury employees will be listed in DPS’ phone directory
     •    Not available with this service:
     o    Access to Cadbury’s phone services directory
     o    Short (7-digit) dial to Cadbury employees in other facilities
		8 months	30 days
e)	Personal Computer/Workstation

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
PC / Workstation
     •    DPS will supply one standard desktop or laptop per Cadbury employee
     •    Upon termination of this Service, Cadbury will provide blank backup tapes and USB drives to which all Cadbury data will be copied
		8 months	30 days
f)	Break — Fix Support (Severity 1 and 2)

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Break/Fix Support	DPS will respond to and address any Severity 1 or Severity 2 issues, once notified by Cadbury. This service is to include both providing direction to responsible Resolver or — when needed — serving as the Resolver.
  •    Cadbury is expected to utilize existing SLA definitions for categorization of incidents.
  •    DPS will attempt to resolve the issue within the existing SLA timeframes.
		8 months	30 days

It is incumbent upon Cadbury to provide and fund any network / application access required for DPS to deliver this service.
g)	Preventative Maintenance

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Preventative Maintenance	DPS Providing Party will perform monitoring of the infrastructure to ensure adequate connectivity. DPS Providing Party will suggest and — when approved by agreed Cadbury Receiving Party representative — implement changes to the network connectivity.	8 months	30 days

It is incumbent upon the Cadbury Receiving Party to provide and fund any network / application access required for the DPS Providing Party to deliver this service.
h)	User Administration

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
User Administration	DPS will add and remove users from the system, upon receipt of formal request from Cadbury. DPS will attempt to action the request within existing SLAs. DPS will add users to appropriate security groups per Cadbury’s request	8 months	30 days
i)	Knowledge Transfer

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Knowledge Transfer	DPS will meet with identified Cadbury resources to share detailed knowledge of the system. DPS will provide information on specific aspects of the system only one time.	8 months	30 days

Following that initial knowledge transfer, it is the responsibility of Cadbury to share the knowledge internally
3)	Out of Scope Services:
a)	Printing from DPS-hosted or local applications to locally-attached printers

b)	Application break and fix, upgrades and enhancements

c)	Operating System Upgrades

d)	Any break-fix or preventative maintenance support requested following application or operating system upgrades

e)	Break-fix support for Severity 3 or 4 issues

f)	Data replication between DPS and Cadbury resources

g)	Application development and license management
4) Resources to be Utilized:
The following resources have been identified as those who will be providing the above services to Cadbury. In the event they leave the DPS organization, a revision of the terms of the agreement will be required.
a)	WAN, LAN and Voice Specialists

b)	Intel and Unix Specialist
Rationale: Base Support will be provided according with the standard SLA’s agreed with the current Service Desk contract in DPS

10. IT (Telephony — Mobile Services Contracts)
DPS will drive an effort to logically separate (label) DPS and Cadbury device accounts. Cadbury will assist in this effort by:
a)	Providing a list of Cadbury employees with relevant department, cost center, email, reporting manager and parent cost center information.

b)	Reviewing each contract/service following a data separation to validate the data.
The end date for these Services (September 30, 2008) reflects the maximum duration that the agreed upon Service may be required from DPS. Should Cadbury successfully accelerate the TCO program and implement similar Services with a new provider prior to such date, Cadbury shall be entitled to terminate this Service without penalty or further compensation from the effective service date with the new provider. Any significant change to carrier accounts, contracts or inventories listed below will result in a revised split to be agreed upon by both parties in writing, and subject to appropriate change management, prior to payment.

Notice
Required
Type of			to
Service	Description of Specific Services	Term	Terminate
Telephony (T-Mobile)	DPS will maintain and charge Cadbury for services under the T-Mobile Mobility Services [ILLEGIBLE]) contract. The charges will be for the portion of the monthly invoice used by Cadbury businesses and its employees.	5 months	30 days

Currently, the agreed split is 50% DPS & 50% CS. DPS will charge Cadbury for 50% of the total monthly amount until a more exact split is determined.

Telephony (AT&T Mobile)	DPS will maintain and charge Cadbury for services under the AT&T Mobility (formerly Cingular) Services [ILLEGIBLE] contract. The charges will be for the portion of the monthly invoice used by Cadbury businesses and its employees.	5 months	30 days

Currently, the agreed split is 75% DPS & 25% Cadbury. DPS will charge Cadbury for 25% of the total monthly amount until a more exact split is determined.

Telephony (Sprint Long Distance)	DPS will maintain and charge Cadbury for services under the Sprint Long Distance and Calling Card Services [ILLEGIBLE] contract. The charges will be for the portion of the monthly invoice used by Cadbury businesses and its employees. Charges presented to Cadbury will include a copy of the original invoice if the agreed split is utilized, otherwise, line item information will be provided detailing each charge. Standard Net 30 Terms apply for invoice processing.	5 months	30 days

Currently, the agreed split is 75% DPS & 25% Cadbury, until such time that the DPS and Cadbury accounts and devices are identified and agreed to then the actual charges for those accounts will be invoiced accordingly and the split no longer applies.

Telephony (Sprint Nextel Mobile)	Beverages will maintain and charge Cadbury for services under the Sprint/Nextel Mobility Services [ILLEGIBLE] contract. The charges will be for the portion of the monthly invoice used by Cadbury businesses and its employees. Charges presented to Cadbury will include a copy of the original invoice if the agreed split is utilized, otherwise, line item information will be provided detailing each charge. Standard Net 30 Terms apply for invoice processing.	5 months	30 days

Currently, the agreed split is 60% DPS & 40% Cadbury, until such time that the DPS and Cadbury accounts and devices are identified and agreed to then the actual charges for those accounts will be invoiced accordingly and the split no longer applies.

Telephony	DPS will maintain and charge Cadbury for services under the Symphony Service	5 months	30 days

Notice
Required
Type of			to
Service	Description of Specific Services	Term	Terminate
(Symphony Ongoing)	Telecommunications Expense Management and Cellular Service Desk Services [ILLEGIBLE] contract. The charges will be for the portion of the monthly invoice used by Cadbury businesses and its employees. Charges presented to Cadbury will include a copy of the original invoice if the agreed split is utilized, otherwise, line item information will be provided detailing each charge. Standard Net 30 Terms apply for invoice processing.

Currently, the agreed split is 60% DPS & 40% Cadbury, until such time that the DPS and Cadbury accounts and devices are identified and agreed to then the actual charges for those accounts will be invoiced accordingly and the split no longer applies.

Telephony (Verizon Long Distance)	DPS will maintain and charge Cadbury for local telephone and DID services under the Verizon [ILLEGIBLE] contract. The charges will be for the portion of the monthly invoice used by Cadbury businesses and its employees. Charges presented to Cadbury will include a copy of the original invoice if the agreed split is utilized, otherwise, line item information will be provided detailing each charge. Standard Net 30 Terms apply for invoice processing.	5 months	30 days

Currently, the agreed split is 30% DPS & 70% Cadbury, until such time that the DPS and Cadbury accounts and devices are identified and agreed to then the actual charges for those accounts will be invoiced accordingly and the split no longer applies.

Telephony (Post Symphony Service Desk & Billing)	Upon expiration of the Symphony Services Agreement [ILLEGIBLE] DPS and Cadbury will exchange internal services for those previously provided by Symphony to include Telecommunications Invoice Management and Cellular Service Desk Support. Both parties agree to an exchange of services in lieu of monies. Cadbury is to provide monthly invoicing support services to DPS and in exchange DPS will provide Cellular Service Desk support to Cadbury.

Any significant change to the services or Service Levels previously provided under the Symphony Agreement will be agreed upon by both parties in writing, and subject to appropriate change management, prior to execution.

11.	IT (Network Services)

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Network Services	The DMZ provides the ability for key partners (commercial or financial) to exchange data with our systems in a protected environment without requiring our company to provide full access to our environment, which could lead to security issues.	3 months	30 days

As part of separation, Cadbury will be building a new DMZ environment with Hewlett Packard. This new DMZ environment will not be available for use until June 2008. As a result, continued access / support for Cadbury applications in the DPS DMZ are required.

In order to facilitate this access, the network tie between Cadbury and DPS must be maintained. These ‘double running’ network costs are borne by Cadbury and not included in this Service. Additionally, the Hewlett Packard data center environment separation, which is dependent on network separation, will be delayed.
12.	IT (Advisory Services)

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Advisory Services	The IT organization of Cadbury will be entitled to request and utilize the knowledge capital / system expertise of support resources of DPS. This request is only to be made in the event of critical Severity 1 or Severity 2 incidents requiring immediate resolution to allow the impacted business to operate.	8 months	30 days

DPS is not obligated to provide any resource assistance. However, if formally requested, the appropriate Function Head may allow their resource to assist in resolving the issue at hand. In such cases, this Service is meant to ensure that proper cost recovery is provided. Should the request be granted, the resources time will be billed at $80/hour.
13.	IT (Network Ops Support)

Type of			Notice Required
Service	Description of Specific Services	Term	to Terminate
Support Services	CS IT will be entitled to request and utilize the knowledge capital/system expertise of support resources of DPS IT. This request is only to be made in the event of critical Severity 1 and Severity 2 incidents requiring immediate resolution to allow the impacted business to operate.	1 month	N/A

The Service would keep the combined DPS and Cadbury network operations team as it is until May 31st. This will give the Cadbury Operations team time to get its resources trained and on-boarded.

DPS and Cadbury will continue the current mode of Network Operations support including 7 X 24 on-call rotations for Data and Voice issues.

Once the Ticket queues have been separated, if both teams do not have access to the other queues, the Tickets will updated via email exchange between the groups.

14. IT (Rogers Facility)

Notice
Type of			Required to
Service	Description of Specific Services	Term	Terminate
Network Services	The current planned date for IT readiness in the new Cadbury office at the Rogers AR sales facility is 15 June. Due to delays in the separation of the DPS / Cadbury network, Rogers Cadbury users will continue to have access to the Cadbury network through at least 30 June. So long as all new network connectivity is complete by 30 June, the following IT services will continue to be provided to Cadbury users at no charge.	2 months	30 days
• Desk
• Phone
• Network connectivity (until network separation)
• File server / Network Printer access (until network separation)

The following services will not be available:
• DPS-issued PCs. (Users will keep their Cadbury PCs).

If funding or project delays push the readiness date past 30 June and network separation occurs, the fallback will be to have the Cadbury users set up in the DPS environment.

• Users will lose any file server access for their Cadbury accounts, so any saved data would need to be removed prior to the split.
• Users will have access to the local services (network, printer) via their DPS credentials, but would be required to access the confectionery system via VPN.
• Further, their Cadbury email will only be accessible via the WebMail functionality while on the DPS network or via VPN to use the Outlook client.
• While on VPN, they would not have the ability to print locally, though documents could be saved and printed to the network once completed.

Incremental costs due to a post 30 June move will be agreed to/funded by the site owner

15.	IT (CCB Governance)

Notice
Type of			Required to
Service	Description of Specific Services	Term	Terminate
Change Management	As the network will continued to be shared between Cadbury and DPS until — at best — early July, it is crucial that both organizations communicate, understand, and agree on any changes that will impact the shared network, its connectivity, or performance.	3 months (Until network separation — target July 11, 2008)	N/A

To this end, both parties agree that no network changes shall be implemented without the full approval of from both the DPS and Cadbury Change Control Boards (CCBs).

When changes are requested, the requestor is responsible for engaging both their own CCB as well as that of the other party. Only after approval has been given by BOTH CCBs can the change be implemented.

In the event of any disagreement between the boards, the issue will be escalated to the appropriate VPs of Infrastructure and — if required — to the SVPs of IT for both DPS and Cadbury. These parties are accountable for making the final decisions.

In the event of an immediate change required to restore service, the support teams will attempt to follow the Fast Track change request process for both organizations.
16.	IT (Hyperion Access)
In Scope Services:

Notice
Type of			Required to
Service	Description of Specific Services	Term	Terminate
System Access	~ 5 Cadbury Hyperion users will require access to the DPS Hyperion through December 31, 2008.	8 months	30 days
Users shall be authorized to:
• access the system to assist with consolidation activities
• review DPSG financial data
• save and print reports

DPS IT will ensure all security profiles are generated and implemented.

17.	IT (Ongoing Separation Activities)
In Scope Services:

Notice
Type of			Required to
Service	Description of Specific Services	Term	Terminate
Technical Services	As of the Distribution Date, there will be a number of activities still under way to fully split the DPS and Cadbury systems. All costs for these activities are borne in the Separation budget and any DPS costs are part of the final settlement of outstanding intercompany balances that will be settled prior to the Distribution Date. Therefore, no costs will be billed to either party for this Service.	3 months (Or final technical separation)	None

However, there are a number of technical considerations, and this Service is intended to ensure that the following activities are understood by both DPS and CS to be ongoing and to commit that both IT organizations are committed to completion per the planned timeline.

Notice
Type of			Required to
Service	Description of Specific Services	Term	Terminate
Ongoing activities include:
• Separation of the Spend Management System (SMS) for DPS
• Completion of implementation of MSSI Copy — IXOS functionality
• Completion of AD Migration activities for Finance Users & Applications
• Standup of the DMZ, Separation of the Data Center, Breaking of the Network (addressed fully in a separate Service)
• Deletion of data in separated systems (GDS, Trouble Ticketing Systems)

• Streamserve Form Testing
• Lotus Notes DBs — SARD, RAM

SCHEDULE C
Services Provided by Cadbury to DPS

Type of Service	Full Term Cost
1. Corporate Group Finance	$36,000
2. Corporate Group HR Benefits	$55,000
3. Corporate Group Intellectual Property (Americas)	$2,250
4. Corporate Group Legal Americas	$9,000
5. Corporate Audit	$0
6. Tax	$304,000
7. Treasury	$126,000
8. North American HR	$0
9. NoLA Office and Administrative Services	$3,500
10. Canadian Services	$0
11. IT Management Advisory Services	$0
12. IT (Management Advisory Services)	$0
13. IT (Active Directory Trust)	$14,000
14. IT (Hyperion Access)	$0
15. IT (Ongoing Separation Activities)	$0
16. IT (Network Ops Support)	$0
Total to be Charged to DPS	$556,150

Services Provided by DPS to Cadbury

Type of Service	Full Term Cost
1. Customer Solutions — Facilities Services & Support/Fleet	$138,890
2. Customer Solutions — HR Services	$28,333
Payroll & Workman’s Comp Services	$11,400
Medical Claim Payments	$0
3. HR Benefits	$208,928
4. Compensation CoE	$39,407
5. Finance	$33,750
6. Risk Management	$25,200
7. Tax	$0
8. Canadian Services	$0
9. IT	$50,870
10. IT (Telephony — Mobile Services Contracts)
Telephony (T-Mobile)	$141,250
Telephony (AT&T Mobile)	$218,750
Telephony (Sprint Long Distance)	$150,000
Telephony (Sprint/Nextel Mobile)	$28,000
Telephony (Symphony Ongoing)	$36,000
Telelphony (Verizon Long Distance)	$42,000
Telephony (Post Symphony Service Desk & I Billing)	$0
11. IT (Network Services)	$99,000
12. IT (Advisory Services)	$0
13. IT (Network Ops Support)	$0
14. IT (Rogers Facility)	$0
15. IT (CCB Governance)	$0
16. IT (Hyperion Access)	$0
17. IT (Ongoing Separation Activities)	$0
Total to be Charged to Cadbury	$1,251,778

SCHEDULE D
Out-of-Scope Services
1.	Legal advisory services

2.	Insurance services

3.	Execution of treasury services

4.	Any services designated as Out-of-Scope Services on Schedule A or B

5.	Any other services that the parties reasonably agree is not appropriate for one party or its Affiliates to provide to the other party or its Affiliates because the parties are not Affiliates of one another